Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is effective as of February 1, 2013 (“Effective Date”) by and between Snap Interactive, Inc. (the “Company”) and Darrell Lerner (“Consultant”).  Consultant and the Company are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

In consideration of the promises and mutual covenants in this Agreement, the Company and Consultant agree as follows:

I.	SERVICES TO BE PROVIDED BY CONSULTANT

A.           Description of Consulting Services.  Subject to the terms of this Agreement, the Company agrees to retain Consultant, and Consultant agrees to serve as an advisor and consultant to the Company.  Consultant’s services during the Term (defined below) shall include assisting and advising the Company on legal, financial and other matters for which Consultant has knowledge that pertains to the Company, as the Company reasonably requests (the “Consulting Services”).  In performing the Consulting Services, Consultant agrees that he controls the details, method and manner of his work and will provide his own supplies, tools and equipment.

B.           Company’s Reliance.  The Company is entering into this Agreement in reliance on Consultant’s special and unique abilities in rendering the Consulting Services and Consultant shall use Consultant’s best effort, skill, judgment, and ability in rendering the Consulting Services.

C.           Nature of Relationship between Parties.  Consultant shall render the Consulting Services in this Agreement as an independent contractor.  Except as otherwise specifically agreed to by the Company in writing, Consultant shall have no authority or power to bind the Company with respect to third parties and Consultant shall not represent to third parties that Consultant has authority or power to bind the Company.  It is not the intention of the Parties to create, by virtue of this Agreement, any employment relationship, trust, partnership, or joint venture between Consultant and the Company or any of its affiliates, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them.

II.	COMPENSATION FOR CONSULTING SERVICES

A.           Consulting Fee.  During the period beginning on the Effective Date and ending two (2) years after the Effective Date (the “Guaranteed Period”), the Company shall pay Consultant a monthly fee of $25,000 (the “Guaranteed Monthly Fee”).  If this Agreement is not terminated prior to the end of the Guaranteed Period, the Company shall pay Consultant a monthly fee of $5,000 (the “Conditional Monthly Fee” and, together with the Guaranteed Monthly Fee, the “Monthly Fees”) during the period beginning on the two-year anniversary of the Effective Date and ending upon the termination of this Agreement (the “Conditional Period”).  Payment of the Monthly Fees is conditioned upon Consultant’s compliance with all terms of this Agreement.  Consultant shall be paid in arrears on the last business day of the month for the Consulting Services.

B.           Benefits.  Consultant shall at all times be an independent contractor (and not an employee or agent of the Company); and, therefore, Consultant shall not be entitled to participate in any benefit plans or programs that the Company provides or may provide to its employees, including, but not limited to, pension, profit-sharing, medical, dental, workers’ compensation, occupational injury, life insurance and vacation or sick benefits.

C.           Workers’ Compensation.  Consultant understands and acknowledges that the Company shall not obtain workers’ compensation insurance covering Consultant.

III.	PAYMENT OF TAXES

A.           Federal, State, and Local Taxes.  Neither federal, state, or local income tax nor payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant.  Consultant shall not be treated as an employee of the Company with respect to services performed under the Agreement for federal, state, or local tax purposes.

B.           Tax Duties and Liabilities.  Consultant understands that he is responsible to pay, according to applicable law, all taxes for which Consultant may be liable.  The parties agree that any tax consequences or liability arising from the Company’s payments to Consultant shall be the sole responsibility of Consultant.  Should any state or federal taxing authority determine that any of the payments under this Agreement constitute income subject to withholding under any federal or state law, then Consultant agrees to indemnify and hold the Company harmless for any and all tax liability, including, but not limited to, taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees.

IV.	INDEMNIFICATIONS AND COVENANTS

A.           Consultant’s Standard of Care.  Subject to the other Agreement provisions, Consultant shall provide his services under this Agreement with the same degree of care, skill, and prudence that would be customarily exercised in the Company’s best interest.

B.           Confidentiality. In performing the Consulting Services, Consultant will have access to certain of the Company’s Confidential Information (as defined below).  Consultant acknowledges and agrees that all Confidential Information that will be provided to him during the Term of this Agreement is and shall continue to be the exclusive property of the Company.  Consultant agrees to keep all Confidential Information in strict confidence, and shall not use or disclose, or permit anyone to use or disclose, any Confidential Information except (i) as the Company consents to in writing, (ii) as required by law or judicial or regulatory process, or (iii) information that has become generally available to the public without any breach by Consultant of this paragraph.

C.           Confidential Information.  “Confidential Information” includes any information of any kind that is not generally known to the Company’s competitors or the public, concerning any matters affecting or relating to the Company’s business.  The definition of Confidential Information includes, but is not limited to, programming code, business methods, materials, content, and strategies relating to the Company’s applications, specifically, its online dating and social discovery applications on social networking platforms and their design, features and techniques, and the business of the Company and the Company's affiliated companies and subsidiaries, including, but not limited to, products, customer lists, data, databases, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and design projects, inventions and research programs, trade “know-how,” trade secrets, intellectual property and other business affairs of the Company and the Company's affiliated companies and subsidiaries.  Confidential Information includes not only information disclosed by the Company to Consultant, but also information developed or learned by Consultant himself during the course of Consultant’s services for the Company.

D.           Non-Compete.  Consultant acknowledges that the Company’s Confidential Information is extremely valuable and, as a result, the disclosure of Confidential Information to Consultant could easily be applied outside of the Company, thereby giving Consultant and any person or entity to whom Confidential Information is disclosed an unfair advantage, and failing to compensate the Company for its development of such Confidential Information.  Therefore, during the Term and for a period of one (1) year following the termination of this Agreement for any reason whatsoever, Consultant agrees not to, directly or indirectly, develop, launch, operate, seek employment with or consult on any applications, websites or products in the social discovery or online dating markets (the “Core Business”) or on any application, website or product that is competitive with any application, website or product of the Company.  The covenants contained in this Section IV.D. shall automatically terminate in the event that the Company experiences a dissolution, changes its Core Business or ceases operations.

E.           Non-Solicitation of Employees.  Consultant agrees that, except as otherwise agreed between the Parties in writing, for a period of six (6) months immediately following the later of the termination of this Agreement for any reason whatsoever or the end of the Term, Consultant shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or attempt to solicit, induce, recruit, encourage or take away the Company’s employees, either for himself or for any other person or entity.

F.           Non-Disparagement.  Consultant agrees that he will not say, write or cause to be said or written any statement that may be considered defamatory, derogatory or disparaging of the Company or any of its agents or affiliates, including, but not limited to, statements on any website, blog, social media channel or other outlet of any source whatsoever.

G.          Agreement to Return Company Property/Documents.  Following the termination of this Agreement for any reason, Consultant agrees that: (i) he shall not take, copy, alter, destroy, or delete any files, documents or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the explicit written consent of an authorized Company representative; and (ii) he shall promptly return to the Company all Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in Consultant’s possession or control regarding the Company, and he shall not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials.  Consultant further agrees to return to the Company immediately all Company property issued at any time during the Term of this Agreement, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the Company or Consultant on behalf of the Company.

H.           Non-Exclusive.  During the Term, provided that Consultant does not violate the covenants in this Section IV, which acts are expressly forbidden by this Agreement, the Company and Consultant agree that this Agreement does not create an exclusive relationship, and Consultant is free to perform services for other any other individual, company or other entity, whether for a fee or otherwise.

I.            Survival.  The provisions set forth in Section IV shall survive termination or expiration of this Agreement.  In addition, all provisions of this Agreement, which expressly continue to operate after the termination of this Agreement, shall survive the Agreement’s termination or expiration.

V.	TERM OF AGREEMENT; TERMINATION

A.           Term.  This Agreement is effective from the Effective Date and shall continue for a period of three (3) years thereafter (the “Term”); provided, however, that the Company may renew the Term of this Agreement by providing written notice to Consultant prior to or at the expiration of the Term.  In the event the Company does not renew the Term of this Agreement pursuant to this Section V.A., this Agreement shall terminate upon the expiration of the Term.  This Agreement governs all Consulting Services performed by Consultant for the Company during the Term of this Agreement.  If this Agreement is terminated prior to or at the expiration of the Term, all services shall be discontinued as of the date of such termination.

B.           Termination or Non-Renewal by the Company. The Company has the right to terminate this Agreement at any time, without notice.  In the event the Company terminates this Agreement without “Cause” (as defined below) during the Term, (i) the Company shall pay Consultant the amount of the Guaranteed Monthly Fees owed to Consultant for the remainder of the Guaranteed Period, if any, upon the termination of Consultant’s services, and (ii) the Company shall take all commercially reasonable actions to cause the Restricted Stock Awards (as defined herein) to be 100% vested as of the date of such termination to the extent such Restricted Stock Awards are not otherwise vested on such date.  In the event the Company terminates this Agreement during the Conditional Period for any reason, the Company shall be under no obligation to pay the amount of the Conditional Monthly Fees owed to Consultant for the remainder of the Conditional Period.  In the event that the Company does not renew the Term of this Agreement prior to or at the expiration of the Term without “Cause,” the Company shall take all commercially reasonable actions to cause the Restricted Stock Awards to be 100% vested as of the date the Term expires to the extent such Restricted Stock Awards are not otherwise vested on such date.  For purposes of this Section V.B., the “Restricted Stock Awards” means (a) the 325,000 shares of restricted common stock of the Company granted to Consultant pursuant to that certain Restricted Stock Award Agreement by and between the Company and Consultant, dated December 28, 2012; (b) the 600,000 shares  of restricted common stock of the Company granted to Consultant pursuant to that certain Restricted Stock Award Agreement by and between the Company and Consultant dated October 28, 2011, as amended by that certain First Amendment to Restricted Stock Award Agreement dated December 28, 2012; and (c) the 150,000 shares of restricted common stock of the Company granted to Consultant pursuant to that certain Restricted Stock Award Agreement by and between the Company and Consultant dated January 31, 2013.  For purposes of this Section V.B., “Cause” shall mean: (1) Consultant’s alleged commission of any felony or any offense involving moral turpitude, dishonesty, fraud, embezzlement, theft or misuse or misappropriation of money or other property; (2) Consultant’s behavior that is otherwise materially damaging to the operation and success of the Company or adversely affects the reputation of the Company as determined in the reasonable discretion of the Company; or (3) any material breach by Consultant of any term of this Agreement.

C.           Termination by Consultant.  Consultant has the right to terminate this Agreement at any time, without notice.  In the event Consultant terminates this Agreement, all amounts which otherwise would be payable by the Company to Consultant under this Agreement shall cease and the Company shall be excused and have no further obligation for payment of any further amounts to Consultant.

VI.	OTHER PROVISIONS

A.           Legal Resources.  During the Term, the Company shall provide Consultant with access to the Company’s legal resources, at no charge, for assistance with customary legal matters relating to the disposition of the Company’s equity securities, including the removal of legends from stock certificates, complying with the requirements of Rule 144 under the Securities Act of 1933, as amended, and complying with Section 13(d) of the Securities Exchange Act of 1934, as amended.

B.           Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered: when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile or electronic mail on a business day before noon, Central Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Consultant:

Darrell Lerner
141 Great Neck Rd., Apt. 2H
Great Neck, NY 11021
darrelllerner@gmail.com

If to the Company:

Snap Interactive, Inc.
462 7th Ave., 4th Floor
New York, NY 10018
Attention:  Jon D. Pedersen, Sr.
jpedersen@snapinteractive.com

C.           Choice of Law.  This Agreement has been executed and delivered in, and shall be interpreted, construed, and enforced under the laws of, the State of New York, without giving effect to its conflicts of law principles.  The Parties knowingly and intentionally consent to jurisdiction in New York County, New York.  The Parties waive trial by jury in all matters.

D.           Limitations on Assignment.  In entering into this Agreement, the Company is relying on the unique services of Consultant; services from another company or contractor will not be an acceptable substitute.  Except as provided in this Agreement, Consultant may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company.  Any attempted assignment by Consultant in violation of this paragraph shall be void.  Except as provided in this Agreement, nothing in this Agreement entitles any person other than the Parties to the Agreement to any claim, cause of action, remedy, or right of any kind.

E.           Waiver.  A Party’s waiver of any breach or violation of any Agreement provision shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other Agreement provision.

F.           Severability.  If any provision(s) of this Agreement is held to be invalid, illegal, or unenforceable for any reason whatsoever, (i) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (ii) the provision(s) held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability, and, as so limited or modified, the provision(s) and the balance of this Agreement will be enforceable in accordance with their terms.

G.           Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

H.           Entire Agreement, Amendment, Binding Effect.  With the sole exception of the Severance and General Release Agreement, this Agreement constitutes the entire agreement between the Parties concerning the subject matter in this Agreement.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Consultant acknowledges and represents that in executing this Agreement, he did not rely, has not relied, and specifically disavows any reliance, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).

I.           Ambiguities.  Any rule of construction to the effect that ambiguities shall be resolved against the drafting party shall not apply to the interpretation of this Agreement.

J.           Review by Counsel.  Consultant and the Company acknowledge that they have had a reasonable time to review the Agreement and that both Parties have been represented by counsel in the drafting of this Agreement.

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By their signatures below, the Parties certify that they have read the above Agreement and agree to its terms:

Consultant:

/s/ Darrell Lerner
Darrell Lerner
Date:	January 31, 2013

The Company:

By:	/s/ Jon D. Pedersen, Sr.
Name:	Jon D. Pedersen, Sr.
Title:	Chief Financial Officer
Date:	January 31, 2013